                                                                    Exhibit 21.1

                           Subsidiaries of Registrant

1.  NewQuest, Inc. - Delaware

2.  NewQuest, LLC - Texas

3.  GulfQuest, L.P. - Texas

4.  HealthSpring Employer Services, Inc. - Tennessee

5.  HealthSpring of Tennessee, Inc. - Tennessee

6.  HealthSpring Management, Inc. - Tennessee

7.  HealthSpring of Alabama, Inc. - Alabama

8.  HealthSpring of Illinois I, Inc. - Illinois

9.  HealthSpring USA, LLC - Tennessee

10. HouQuest, L.L.C. - Delaware

11. NewQuest Management of Alabama, LLC - Alabama

12. NewQuest Management of Illinois, LLC - Illinois

13. Signature Health Alliance, Inc. - Tennessee

14. Texas HealthSpring, LLC - Texas

15. TexQuest, L.L.C. - Delaware

16. NewQuest Management of Florida, LLC - Florida

17. TennQuest, LLC - Tennessee